Exhibit 5.1

ONE SHELL PLAZA	AUSTIN	HOUSTON
910 LOUISIANA	BEIJING	LONDON
HOUSTON, TEXAS	BRUSSELS	MOSCOW
77002-4995	DALLAS	NEW YORK
	DUBAI	PALO ALTO
TEL +1	HONG KONG	RIO DE JANEIRO
713.229.1234		RIYADH
FAX +1		WASHINGTON
713.229.1522
BakerBotts.com

March 12, 2015

Ensco plc
6 Chesterfield Gardens
London, England W1J 5BQ

Ladies and Gentlemen:

Ensco plc, a public limited company organized under the laws of England and Wales (the “Company”), has engaged us to render the opinions expressed below in connection with the Company’s proposed issuance of $700,000,000 aggregate principal amount of 5.20% Senior Notes due 2025 (the “2025 Notes”) and $400,000,000 aggregate principal amount of 5.75% Senior Notes due 2044 (the “New 2044 Notes” and, collectively with the 2025 Notes, the “Notes”), as contemplated by (i) the Registration Statement on Form S-3 (Registration No. 333-201532) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of securities of the Company from time to time pursuant to Rule 415 under the Act; and (ii) the Company’s prospectus dated January 15, 2015, as supplemented by the prospectus supplement dated March 4, 2015 relating to the Notes (collectively, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act.  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of the Company on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Company entered into an Underwriting Agreement (the “Underwriting Agreement”), dated March 4, 2015, with Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc., as representatives of the underwriters named therein (the “Underwriters”), relating to the issuance and sale by the Company to the Underwriters of the Notes.  The 2025 Notes are to be issued pursuant to an Indenture, dated as of March 17, 2011 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the Third Supplemental Indenture thereto, to be dated as of March 12, 2015 (the “Third Supplemental Indenture”).  The New 2044 Notes are to be issued as additional notes under the Base Indenture, as supplemented by the Second Supplemental Indenture thereto, dated as of September 29, 2014 (the “Second Supplemental Indenture”) (the Base Indenture, as supplemented by the Second Supplemental Indenture and the Third Supplement Indenture, the “Indenture”).

In our capacity as your counsel in connection with the matters referred to above, we have examined originals, or copies certified or otherwise identified, of the Underwriting Agreement, the Registration Statement, the Prospectus, the Base Indenture, the Second Supplemental Indenture, the form of Third Supplemental Indenture filed as an exhibit to the Form 8-K, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving the opinions below, we have relied, to the extent we deemed proper, without independent investigation, upon the certificates, statements and other representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein or covered thereby.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies are true and correct copies of the originals of such documents and such original copies are authentic and complete.  We also have assumed that the Notes will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law) and comity and (b) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the contract law of the State of New York and the applicable federal laws of the United States, each as currently in effect.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.